Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-128293, 333-152815 and 333-175278) on Form S-8 and in Registration Statement (No. 333-181817) on Form S-3 of Orchids Paper Products Company of our report dated March 11, 2013, relating to our audits of the financial statements, the financial statement schedule and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Orchids Paper Products Company for the year ended December 31, 2012.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
March 11, 2013

688 E. Millsap, Suite 203, Fayetteville, AR 72703-4095
P 479.521,9191 F 479.521.2817
www.hogantaylor.com